Exhibit 15

July 28, 2004

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement No. 333-52120, 52122, 52124, 73052, 87722, 87726

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 28, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                              /s/ KPMG LLP

Hartford, Connecticut